Local           Office           Doc            No.SDILIB1\JAK\424089.02Doc
PathC:\NrPortbl\SDILIB1\JAKOrig Doc Path Doc Name Addressee(s) Signer(s) Cause No. Parties Client No.029280Matter No.0003Client NameBPHMatter Name Caption Bank Document Date FooterStore DocumentType CONSULTING AGREEMENT


     THIS CONSULTING AGREEMENT is made and entered into this 8th day of January 2002 by and among Path 1 Network Technologies Inc., a California corporation (the "Company") and Alan A. Remen, (the "Consultant").

     RECITAL

     The Company desires to engage Consultant in order to take advantage of his experience, knowledge and abilities in the Company's business, and Consultant desires to be so engaged, on the terms and conditions set forth in this Agreement.

     AGREEMENT

     Accordingly, in consideration of the mutual covenants set forth below, the parties agree as follows:

     1. ENGAGEMENT

     1.1 Engagement. The Company hereby engages Consultant and Consultant hereby accepts such engagement to perform during the term of this Agreement the services described in Section 1.2.

     1.2 Duties. Consultant will hold himself available for the term of this Agreement to render consultation and advice to the Company in regard to all aspects of its business.

     1.3 Relationship. Consultant's relationship to the Company under this Agreement shall be solely that of an independent contractor and the parties shall conduct themselves accordingly. This Agreement is not intended to create an employment relationship, nor do the parties intend to create a partnership or joint venture. The Consultant is not authorized to obligate the Company to any third party through any contractual agreement or obligation, without the express written consent of the Company.

     2. TERM OF ENGAGEMENT AND TERMINATION

     2.1 Term. Unless sooner terminated pursuant to Section 2.2, the term of engagement under this Agreement shall commence January 9, 2002 and shall continue until July 8, 2002 (the "Consulting Period").

     2.2  Termination.   Consultant's  engagement  under  this  Agreement  shall
terminate prior to the expiration of its term upon the happening of any of the following events:

     (a) The mutual agreement of the Company and Consultant;

     (b) The death of Consultant;

     (c) At the Company's option, in the event of a material breach of this Agreement by Consultant;

     (d) At Consultant's option, in the event of a material breach of this Agreement by the Company; or

     (e) In the event that this agreement is superseded by another agreement between the Company and the Consultant.

     2.3 Duties Upon Termination. In the event that engagement under this Agreement is terminated pursuant to Section 2.2, neither the Company nor Consultant shall have any remaining duties hereunder, except that (i) the Company shall pay to Consultant such compensation as is due pursuant to Section 3 as and when it is due and (ii) Consultant shall continue to be bound by
Section 6.

     3. COMPENSATION

     3.1 Cash Compensation. The Consultant shall be paid the sum of US$42,938.88 in consideration for the services to be rendered by him during the first ninety
(90) days of his Consulting Period, from January 8, 2002 through April 8, 2002. This sum shall be paid to Consultant on the Effective Date of the Employment Separation and General Release Agreement, executed concurrently herewith. During the second ninety (90) days of the Consulting Period, Consultant shall be paid at the rate of US$6,250.00 per month, paid bi-weekly or semi-monthly, at PATH 1's election.

     3.2 Expenses. Consultant shall bear all expenses incurred in the performance of his duties hereunder. Reasonable expenses incurred by Consultant in performing his duties under this Agreement will be reimbursed by the Company within thirty (30) days of Consultant's submission of receipts for same.

     3.3 Withholding. Since Consultant is an independent contractor and not an employee, no amounts shall be withheld from any payments hereunder for federal, state, local, FICA, FUTA or other taxes unless required by applicable law. Consultant undertakes to pay all taxes due with respect to the amounts received hereunder as and when due, and agrees to hold PATH 1 harmless from all claims by federal, state and/or local taxing authorities for taxes due.

     4. STOCK OPTIONS.


     4.1 Prior Option Grant. The parties acknowledge that Consultant has previously been granted options to purchase shares of PATH 1's Class A common stock, and that at the commencement of the term of this Agreement, Consultant had vested in options to purchase up to 74,000 shares of such stock. The parties further acknowledge that pursuant to the terms of the EMPLOYMENT SEPARATION AND GENERAL RELEASE AGREEMENT executed concurrently herewith, REMEN's vesting in an additional 35,000 options was accelerated. The parties agree that except for such those options in which REMEN had acquired vested interests as of January 8, 2002, and such options as were accelerated, REMEN shall acquire no other vested rights in options, notwithstanding his continued work for PATH 1 as its consultant.4.3 Time for Exercise of Vested Options. All rights to exercise vested options shall cease ninety (90) days from the expiration of this AGREEMENT. Consultant understands that the time limits within which he may exercise vested stock options are discussed in the Company's stock option plan documents, and warrants that he has copies of the same and has had the opportunity to seek independent legal advice concerning the same. Consultant warrants that the Company has not provided him with advice concerning the timing of exercise of vested options.

     5. MEDICAL AND DENTAL COBRA PREMIUMS.


     If Consultant has timely elected to continue his and his dependents' coverage under the Company's group medical and dental insurance plans, the Company shall pay the COBRA premiums on behalf of Consultant and his covered dependents until the earlier of:

     (a) Ninety (90) days from the date of this Agreement; or

     (b) The date upon which Consultant becomes eligible for coverage under another company's group medical and/or dental insurance plans.

     6. TRADE SECRETS, ETC.


     6.1 Trade Secrets. Consultant shall not, without the prior written consent of the Company, disclose or use in any way, any confidential business or other information relating to methods and policies, customer lists and marketing plans of the Company of which Consultant has knowledge, whether or not conceived of or prepared by Consultant ("Trade Secrets"), other than information which is generally known in the industry in which the Company transacts business or acquired from public sources, all of which Trade Secrets are the exclusive and valuable property of the Company.

     6.2 Tangible Items. Other than merely personal items, all files, records, documents, plans, specifications, manuals, books, forms, receipts, notes, reports, memoranda, studies, data, calculations, recordings, catalogues, software storage media or other compilations of information, correspondence and all copies, abstracts and summaries of the foregoing and all physical items related to the business of the Company (collectively, "Property") and owned by the Company, whether of a public nature or not, and whether prepared by Consultant or not, are and shall remain the exclusive property of the Company, and no Property, whether owned by the Company or by another, shall be retained by Consultant after the termination of this Agreement, without the prior written consent of the Company.

     6.3 Injunctive Relief. Consultant acknowledges and agrees that it would be difficult to fully compensate the Company for damages resulting from the breach or threatened breach of the foregoing provisions of this Section 4 and, accordingly, that the Company shall be entitled to temporary and injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, to enforce such provisions upon proving that it has suffered or that there is a substantial probability that it will suffer irreparable harm.




     7. MISCELLANEOUS

     7.1 Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions, and this Agreement shall be construed in all respects as if any invalid or unenforceable provision were omitted.

     7.2 Headings. The Section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     7.3 Governing Law. The validity, construction and performance of this Agreement shall be governed by the laws, without regard to the laws as to choice or conflict of laws, of the State of California.

     7.4 Entire Agreement. This embodies the entire agreement and understanding between the parties pertaining to the subject matter of this Agreement, and supersedes all prior agreements, understandings, negotiations, representations and discussions, whether verbal or written, of the parties, pertaining to that subject matter. There are no promises, terms, conditions or obligations of the parties pertaining to that subject matter other than as contained in this Agreement.

     7.5 Assignment. Neither this Agreement nor any rights under this Agreement may be assigned by Consultant without the prior written consent of the Company.

     7.6 Binding Effect. The provisions of this Agreement shall bind and insure to the benefit of the parties and their respective successors and permitted assigns.

     7.7 Notices. Any notice or communication required or permitted by this Agreement shall be deemed sufficiently given if in writing and when delivered personally or 72 hours after deposit with the U.S. Postal Service as registered or certified mail, postage prepaid, and addressed as follows:

     If to the Company:

     Path 1 Network Technologies Inc.
     3636 Nobel Drive #275
     San Diego, CA 92122
     Attention: Mr. David A. Carnevale

     If to the Consultant:

     Alan A. Remen
     13711 Poniente Dr.
     Poway, CA 92064

     or to such other address as a party to whom notice is to be given has furnished to the other party in the manner provided above.

     7.8   Counterparts.   This  Agreement  may  be  executed  in  one  or  more
counterparts, each of which shall be deemed an original, but all of which together shall constitute a single agreement.

     7.9 Amendment and Waiver. This Agreement may be amended, modified or supplemented only by a writing executed by each of the parties. Any party may in writing waive any provision of this Agreement to the extent such provision is for the benefit of the waving party. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party shall be deemed to constitute a waiver by that party of its or any other party's compliance with any representations or warranties or with any provisions of this Agreement. No waiver by any party of a breach of any provision of this Agreement shall be construed as a waiver of any subsequent or different breach, and no forbearance by a party to seek a remedy for noncompliance or breach by another party shall be construed as a waiver of any right or remedy with respect to such noncompliance or breach.

     7.10 Nondelegable Duties. Consultant's duties under this Agreement are personal and may not be delegated, nor may his rights under this Agreement be assigned.

     7.11 Arbitration. Any dispute, action, suit or proceeding arising out of or relating to this Agreement or the interpretation, performance or breach of this Agreement shall, if demanded by any party, be determined and settled by binding arbitration before a single arbitrator, to be held in the County of San Diego, State of California, in accordance with the rules of the American Arbitration Association. Any award rendered by the arbitrator shall be final and binding upon each party to the arbitration and judgment on the award may be entered in any court.

     7.12 Attorneys' Fees. The prevailing party in any suit, arbitration or other proceeding brought to enforce any provisions of this Agreement, shall be entitled to recover all costs and expenses of the proceeding and investigation (not limited to court costs), including attorneys' fees at the hourly rates usually charged by that party's attorneys.


     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

     THE COMPANY

     PATH 1 NETWORK TECHNOLOGIES INC.

     By
     -----------------------------------
     David A. Carnevale

     CONSULTANT

     By
     -----------------------------------
     Alan A. Remen